Western Asset Emerging Markets Floating Rate Fund Inc.
and
Western Asset Emerging Markets Debt Fund Inc. Announce
Board Approval of Proposed Merger Plan


For Immediate Release

New York (Business Wire) February 15, 2008 - Western
Asset Emerging Markets Floating Rate Fund Inc. (NYSE:
EFL) and Western Asset Emerging Markets Debt Fund Inc.
(NYSE: ESD) announced today approval by each Fund's Board of Directors of a proposal to merge Western Asset
Emerging Markets Floating Rate Fund Inc. with and into
Western Asset Emerging Markets Debt Fund Inc., subject to approval by stockholders of Western Asset Emerging
Markets Floating Rate Fund Inc. If approved by stockholders of Western Asset Emerging Markets Floating
Rate Fund Inc., the merger is anticipated to take place during the third quarter of 2008.

As a primary investment objective, Western Asset Emerging
Markets Floating Rate Fund Inc. seeks to maintain a high level of current income by investing at least 80% of its net assets plus any borrowings for investment purposes in floating rate debt securities of emerging market sovereign and corporate issuers, including fixed rate securities with respect to which the Fund has entered into interest rate swaps to effectively convert the fixed rate interest payments received into floating rate interest payments. As a secondary objective, the Fund seeks capital appreciation.

In recommending the merger to each Board, the Funds' investment manager and sub-adviser, Legg Mason Partners
Fund Advisor, LLC and Western Asset Management Company, respectively, cited the changing nature of emerging market debt issuance which has made it increasingly difficult to secure floating rate emerging market debt securities. In 1994, the year in which Western Asset
Emerging Markets Floating Rate Fund Inc. began operations, over half of the total outstanding issuance of emerging market debt securities was floating rate in nature. In contrast, in 2007, only 2% of the total outstanding issuance of emerging market debt was floating rate in nature, whereas fixed-rate securities represented 98% of the total. Management and each Board believe it is in the best interests of stockholders to merge Western Asset Emerging Markets Floating Rate Fund
Inc. with and into Western Asset Emerging Markets Debt
Fund Inc., a Fund that invests in a much broader range of emerging market debt securities. Western Asset Emerging
Markets Debt Fund Inc.'s primary investment objective is total return. High current income is that Fund's secondary investment objective.


* * * * *

In connection with the proposal to merge Western Asset
Emerging Markets Floating Rate Fund Inc. with and into
Western Asset Emerging Markets Debt Fund Inc., Western
Asset Emerging Markets Floating Rate Fund Inc. intends to file a proxy statement with the Securities and Exchange
Commission ("SEC"). Investors and stockholders are advised to read the proxy statement when it becomes available, because it will contain important information.
When filed with the SEC, the proxy statement and other documents filed by the Fund will be available for free at the SEC's website, http://www.sec.gov. Stockholders can also obtain copies of these documents, when available, for free by calling the Fund at 1-888-777-0102 or by visiting the Fund's website at www.leggmason.com/cef.

Western Asset Emerging Markets Floating Rate Fund Inc., its directors and executive officers and other members of its management and employees may be deemed to be participants in the Fund's solicitation of proxies from its stockholders in connection with the proposed merger.
Information concerning the interests of the participants in the solicitation is set forth in Western Asset
Emerging Markets Floating Rate Fund Inc.'s proxy statements and stockholder reports on Form N-CSR, previously filed with the SEC.


* * * * *


Western Asset Emerging Markets Floating Rate Fund Inc.
had assets of approximately $57 million as of December
31, 2007. Western Asset Emerging Markets Debt Fund Inc.
had assets of approximately $576 million as of December
31, 2007. Each Fund is a non-diversified closed-end management investment company managed by Legg Mason
Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and are sub-advised by Western Asset
Management Company, an affiliate of the investment manager.

For more information on the Funds, please contact our Investor Relations Group at 1-888-777-0102 or consult the Funds' web site at www.leggmason.com/cef.



Brenda Grandell, Director, Closed-End Funds, Legg Mason & Co.
LLC,  212-291-3775